Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of February 16, 2021, is entered into by and among Kurland Family Investments, LLC and Shelia Kurland (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D or 13G with respect to shares of Class A common stock of PennyMac Financial Services, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

/s/ Shelia Kurland
Shelia Kurland

KURLAND FAMILY INVESTMENTS, LLC

By:	/s/ Derek W. Stark, attorney-in-fact for Kurland Family Investments, LLC